Exhibit 77(c)

Matters submitted to a Vote of Security Holders

On June 30, 2009 a Special Meeting of Shareholders for ING Oppenheimer Main Street Portfolio, a Series of ING Investors Trust, was held at which the shareholders were asked (1) to approve an Agreement and Plan of Reorganization ("Reorganization Agreement") by and between ING Oppenheimer Main Street Portfolio and ING Russell Large Cap Index Portfolio, providing for the reorganization of ING Oppenheimer Main Street Portfolio with and into ING Russell Large Cap Index Portfolio. Subject to shareholder approval of the Reorganization Agreement, shareholders were asked (2) to approve an investment sub-advisory agreement between Directed Services LLC ("DSL"), ING Oppenheimer Main Street Portfolio's investment adviser, and ING Investment Management Co. ("ING IM"), pursuant to which ING IM, an affiliate of DSL, would serve as the sub-adviser to ING Oppenheimer Main Street Portfolio during a transition period until the Reorganization is consummated.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING Oppenheimer Main Street Portfolio	1	16,904,919.648	572,731.385	1,845,077.320	19,322,728.353
	2	16,859,295.279	625,735.755	1,837,697.319	19,322,728.353

On June 30, 2009, a Special Meeting of Shareholders for ING Van Kampen Capital Growth Portfolio, a Series of ING Investors Trust, was held at which the shareholders were asked (1) to approve an Agreement and Plan of Reorganization ("Reorganization Agreement") by and between ING Van Kampen Capital Growth Portfolio and ING Russell Large Cap Growth Index Portfolio, providing for the reorganization of ING Van Kampen Capital Growth Portfolio with and into ING Russell Large Cap Growth Index Portfolio. Subject to shareholder approval of the Reorganization Agreement, shareholders were asked (2) to approve an investment sub-advisory agreement between Directed Services LLC ("DSL"), ING Van Kampen Capital Growth Portfolio's investment adviser, and ING Investment Management Co. ("ING IM"), pursuant to which ING IM, an affiliate of DSL, would serve as the sub-adviser to ING Van Kampen Capital Growth Portfolio during a transition period until the Reorganization is consummated.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING Van Kampen Capital Growth Portfolio	1	37,737,712.380	1,437,294.455	2,104,660.457	41,279,667.292
	2	37,458,665.012	1,573,612.640	2,247,389.640	41,279,667.292

On June 30, 2009, a Special Meeting of Shareholders for ING JPMorgan Value Opportunities Portfolio, a Series of ING Investors Trust, was held at which the shareholders were asked (1) to approve an Agreement and Plan of Reorganization ("Reorganization Agreement") by and between ING JPMorgan Value Opportunities Portfolio and ING Russell Large Cap Value Index Portfolio, providing for the reorganization of ING JPMorgan Value Opportunities Portfolio with and into ING Russell Large Cap Value Index Portfolio. Subject to shareholder approval of the Reorganization Agreement, shareholders were to approve an investment sub-advisory agreement between Directed Services LLC ("DSL"), ING JPMorgan Value Opportunities Portfolio's investment adviser, and ING Investment Management Co. ("ING IM"), pursuant to which ING IM, an affiliate of DSL, would serve as the sub-adviser to ING JPMorgan Value Opportunities Portfolio during a transition period until the Reorganization is consummated.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING JPMorgan Value Opportunities Portfolio	1	36,469,809.755	2,153,713.501	2,336,658.403	40,960,181.659
	2	36,253,770.828	2,210,621.358	2,495,789.473	40,960,181.659